Exhibit 15.1

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

July 30, 2014

SKY-MOBI LIMITED

10/F, Building B, United Mansion

No. 2 Zijinghua Road, Hangzhou

Zhejiang 310013

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the reference of our name and inclusion of the summary and quotation of our opinion under the headings “Item 3.D. Key Information—Risk Factors” and “Item 4.A. Information on the Company—Business Overview—Regulations” in Sky-mobi Limited’s Annual Report on Form 20-F for the fiscal year ended March 31, 2014 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of July 2014. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices

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